Exhibit 99.2

ANNUAL ADMINISTRATOR’S CERTIFICATE

PHEAA STUDENT LOAN TRUST I

Manufacturers and Traders Trust Company	Wachovia Bank of Delaware, National Association
213 Market Street	One Rodney Square, Suite 102
Harrisburg, PA 17101	920 King Street
Wilmington, DE 19801
Attention: Corporate Services
Attention: Corporate Trust Administration

I, James L. Preston, Executive Vice President of the Pennsylvania Higher Education Assistance Agency (the “Administrator”), certify that:

1.  Pursuant to Section 3(a) of the Amended and Restated Administration Agreement dated as of July 1, 2004, between PHEAA Student Loan Trust I (the “Trust”) and the Administrator (the “Administration Agreement”), a review of the activities of the Administrator and its performance under the Administration Agreement during the period from December 10, 2003 to June 30, 2004 (the “Period”) has been made under my supervision; and

2.  To the best of my knowledge, based on such review, the Administrator has fulfilled all of its obligations under the Administration Agreement throughout the Period.

Date:  September 3, 2004

/s/ JAMES L. PRESTON
James L. Preston, Executive Vice President